EXHIBIT 3.6

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF DORCHESTER MINERALS MANAGEMENT GP LLC

FEBRUARY 1, 2003

THE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. NO MEMBERSHIP INTEREST MAY BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES LAW) UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO THE INTEREST IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE TO THE INTEREST. A MEMBERSHIP INTEREST ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE APPLICABLE PROVISIONS OF THIS AGREEMENT AND THE TRANSFER RESTRICTION AGREEMENT ATTACHED HERETO AS EXHIBIT A ARE SATISFIED.

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF DORCHESTER MINERALS MANAGEMENT GP LLC

This Amended and Restated Limited Liability Company Agreement of Dorchester Minerals Management GP LLC effective as of 12:02 a.m. on February 1, 2003 (the “Effective Date”), is entered into by and among SAM Partners, Ltd., a Texas limited partnership, Vaughn Petroleum, Ltd., a Texas limited partnership, Smith Allen Oil & Gas, Inc., a Texas corporation, Preston A. Peak Limited Partnership, a Texas limited partnership, and Yelar Partners L.L.P., a Delaware limited liability partnership.

W I T N E S S E T H

WHEREAS, effective December 12, 2001, a Certificate of Formation (the “Certificate”) was filed in the office of the Secretary of State of Delaware for the formation of Dorchester Minerals Management GP LLC, a Delaware limited liability company (the “Company”);

WHEREAS, in connection with the formation of the Company, its members executed that certain Limited Liability Company Agreement of Dorchester Minerals Management GP LLC dated December 12, 2001; (the “Original Agreement”);

WHEREAS, the parties hereto desire to amend and restate the Original Agreement as of the date hereof upon the terms and conditions set forth herein and to substitute P.A. Peak Holdings LP, a Delaware limited partnership, as a Member of the Company in lieu of P.A. Peak, Inc., a Delaware corporation;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to continue the Company upon the following terms and conditions and to amend and restate the Original Agreement upon the terms and conditions set forth herein:

I.    DEFINITIONS

Section 1.1. Definitions. The following terms shall have the following meanings when used in this Agreement:

“AAA” shall have the meaning set forth in Section 18.14 hereof.

“Act” shall mean the Delaware Limited Liability Company Act, as amended.

“Actual Depletion Deductions” means with respect to any Member, such Member’s actual depletion allowance with respect to such Member’s share of production from the oil and gas properties owned by Dorchester Operating LP and Dorchester Minerals; provided that, for purposes of this Agreement and computing a Member’s Capital Account, such Member’s Actual Depletion Deductions with respect to any single oil or gas property shall not exceed the adjusted basis of such oil or gas property allocated to such Member (or its predecessor in interest) pursuant to Code Section 613A(c)(7)(D). Each Member shall notify the Company of the amount of its Actual Depletion Deductions within ninety (90) days of the end of each Fiscal Year.

“Actual Gains or Actual Losses” means with respect to any Member (i) the excess, if any, of such Member’s share of the total amount realized from the disposition of any oil or gas property over such Member’s remaining adjusted tax basis in such property or (ii) the excess, if any, of such Member’s remaining adjusted tax basis in such property over such Member’s share of the total amount realized from the disposition of such property. A Member’s share of the total amount realized from the disposition of oil or gas property shall be determined pursuant to Treasury Regulations Section 1.704-1(b)(4)(v).

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, member, manager or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, member, manager or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

“Agreement” shall mean this Amended and Restated Limited Liability Company Agreement of Dorchester Minerals Management GP LLC.

“Appointed Managers” shall have the meaning set forth in Section 8.2 hereof.

“Appointing Member” shall have the meaning set forth in Section 8.3 hereof.

“Appointment Right” shall have the meaning set forth in Section 8.2 hereof.

“Board of Managers” shall mean the Board of Managers for the Company as established and operated pursuant to this Agreement.

“Book Value” shall mean with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) the initial Book Value of any asset contributed (or deemed contributed, including as a result of the constructive termination of the Company pursuant to Code Section 708(b)(1)(B)) to the Company shall be such asset’s gross fair market value at the time of such contribution;

(ii) the Book Value of all Company assets shall be adjusted to equal their respective gross fair market values at the times specified in Treasury Regulations under Section 704(b) of the Code if the Company so elects; and

(iii) if the Book Value of an asset has been determined pursuant to clause (i) or (ii), such Book Value shall thereafter be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that depreciation deductions shall be computed in accordance with Subparagraph (iv) of the definition of Net Profit and Net Loss and the Book

Value shall be adjusted by the Actual Depletion Deductions or Simulated Depletion Deductions, as applicable.

“Business Day” shall mean any day other than Saturday or Sunday or any other day upon which banks in Dallas, Texas are permitted or required by law to close.

“Business Opportunities Agreement” shall have the meaning set forth in Section 6.2.

“Capital Account” shall have the meaning set forth in Section 13.4 hereof.

“Certificate” shall have the meaning set forth in the recitals to this Agreement.

“Change in Control” shall mean for each Member that the Person or Persons who are in the original Member Control Group of such Member shall no longer directly, or indirectly through one or more entities, possess collectively both the exclusive power to vote or control the voting of, and the exclusive power to dispose or control the disposition of, at least a majority of the equity ownership of the Member.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or its successor.

“Company” shall mean the limited liability company formed by this Agreement.

“Company Minimum Gain” shall mean the amount computed under Treasury Regulations Section 1.704-2(d)(1) with respect to the Company’s nonrecourse liabilities as determined under Treasury Regulations Section 1.752-1(a)(2).

“Company Nonrecourse Deductions” shall mean any loss, deduction, or Code Section 705(a)(2)(B) expenditure (or item thereof) that is attributable to nonrecourse liabilities (as defined in Treasury Regulations Section 1.752-1(a)(2)) of the Company and characterized as “nonrecourse deductions” pursuant to Treasury Regulations Section 1.704-2(b)(1) and Section 1.704-2(c).

“Contribution Agreement” shall mean that certain Contribution Agreement made by and among SAM, Vaughn, SAOG, P.A. Peak, Inc., a Delaware corporation, James E. Raley, Inc., a Delaware corporation, the Partnership and the Company, dated as of December 12, 2001.

“Covered Person” shall have the meaning set forth in Section 12.1 hereof.

“Depletable Property” means interests in oil, gas or other minerals eligible for depletion under Code Section 613 or 613A.

“Disabling Conduct” shall mean conduct that constitutes fraud, willful misconduct, bad faith or gross negligence or conduct that is outside the scope of conduct permitted in this Agreement or is in breach of this Agreement, any Governance Agreement or any other agreement between or among (i) any of the Company, the Partnership, Dorchester Minerals, Dorchester Operating LP and Dorchester Operating LLC and (ii) the Person whose conduct is in question or in knowing violation of applicable laws.

“Dorchester Minerals” shall mean Dorchester Minerals, L.P., a Delaware limited partnership.

“Dorchester Minerals Limited Partnership Agreement” shall mean that certain Amended And Restated Agreement Of Limited Partnership of Dorchester Minerals, L.P., dated February 1, 2003 made by and among the Partnership as general partner and the limited partners noted therein.

“Dorchester Operating LLC” shall mean Dorchester Minerals Operating GP LLC, a Delaware limited liability company.

“Dorchester Operating LP” shall mean Dorchester Minerals Operating LP, a Delaware limited partnership.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Event of Dissolution” shall have the meaning set forth in Section 17.1 hereof.

“Familial Transfer” shall have the meaning assigned that term in the Transfer Restriction Agreement.

“Fiscal Year” shall mean the fiscal year of the Company as set forth in Section 16.3 hereof.

“Governance Agreements” shall mean this Agreement, the Limited Partnership Agreement, the Dorchester Minerals Limited Partnership Agreement, the limited liability company agreement of Dorchester Operating LLC, the limited partnership agreement of Dorchester Operating LP, the Business Opportunities Agreement, and the Transfer Restriction Agreement.

“Gross Income” shall mean for each Fiscal Year or other period, an amount equal to the Company’s gross income as determined for federal income tax purposes for such Fiscal Year or period but computed with the adjustments specified in Subparagraphs (i) and (iii) of the definition of Net Profit and Net Loss.

“Independent Managers” shall have the meaning set forth in Section 8.2 hereof.

“Limited Partnership Agreement” shall mean that certain Amended and Restated Limited Partnership Agreement of Dorchester Minerals Management LP, a Delaware limited partnership, dated as of February 1, 2003 by and among the Company, as General Partner, and the Limited Partners noted therein.

“Managers” shall mean the Appointed Managers and the Independent Managers, and “Manager” shall mean either an Appointed Manager or an Independent Manager.

“Market Rules” shall have the meaning set forth in Section 8.2.

“Member” or “Members” shall mean SAM, Vaughn, SAOG, Peak LP, Raley GP and any assignee of all or any part of their respective interests in the Company who is admitted to the Company as a Member in conformity with the provisions of this Agreement.

“Member Consent” shall have the meaning assigned to it in Section 6.6 hereof.

“Member Control Group” shall mean (i) for Peak LP: Preston A Peak and his daughter Margaret Peak; (ii) for Raley GP: James E. Raley and his children, Scott E. Raley, Lesley Carver and Jennifer Crowder; (iii) for Vaughn: David C. Vaughn, Jack C. Vaughn, Jr., Robert C. Vaughn and Benny D. Duncan; (iv) for SAM: Frederick M. Smith, II, Allison Vose Smith and Charles W. Russell, as Trustees of the 2000 Allison Vose Smith Exempt Trust and beneficiaries named therein; Jeannette Smith Wilson and Charles W. Russell, as Trustees of the 2000 Jeannette Smith Wilson Exempt Trust and beneficiaries named therein; Christopher A. Smith and Charles W. Russell, as Trustees of the 2000 Christopher A. Smith Exempt Trust and beneficiaries named therein; Courtnay Smith Perevalova and Charles W. Russell, as Trustees of the 2000 Courtnay Smith Perevalova Exempt Trust and beneficiaries named therein; Juliette Smith Aston and Charles W. Russell, as Trustees of the 2000 Juliette Smith Aston Exempt Trust and beneficiaries named therein; H.C. Allen, Jr. and his daughters, Lisa Kay Chambless and Ann Michelle Peterson; and William Casey McManemin; and (v) for SAOG: Frederick M. Smith, II; H.C. Allen, Jr. and William Casey McManemin.

“Member Nonrecourse Debt” shall mean any nonrecourse debt of the Company which meets the requirements of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” shall mean the partner nonrecourse debt minimum gain attributable to “partner nonrecourse debt” as determined under Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” shall mean any loss, deduction, or Code Section 705(a)(2)(B) expenditure, or item thereof, that is attributable to a Member Nonrecourse Debt, as determined by Treasury Regulations Section 1.704-2(i)(2).

“Net Cash Flow” shall have the meaning set forth in Section 14.1 hereof.

“Net Profit” and “Net Loss” shall mean for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss with the following adjustments:

(i) any income of the Company that is exempt from federal income tax or not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Code Section 704(b), and not otherwise taken into account in computing Net Profit or Net Loss, shall be subtracted from such taxable income or loss;

(iii) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of such property rather than its adjusted tax basis;

(iv) in lieu of the depletion, depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation, amortization or other cost recovery deductions on the assets’ respective Book Values for such Fiscal Year or other period determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(v) the amount of any Gross Income allocated to the Members pursuant to Sections 13.2(d), 13.2(e), 13.2(f), 13.2(j) and 13.2(k) shall not be included as income or revenue; and

(vi) any amount allocated to the Members pursuant to Sections 13.2(h), 13.2(i). 13.2(j) and 13.2(k) shall not be included as a loss, deduction or Code Section 705(a)(2)(B) expenditure.

“Ownership Interest” shall mean the interest in the Company held by a Member.

“Ownership Percentage” shall mean 20.5% for Vaughn, 20.5% for SAM, 20.0% for SAOG, 19.5% for Peak LP and 19.5% for Raley GP, until adjusted in accordance with this Agreement.

“Partnership” shall have the meaning set forth in Section 3.1 hereof.

“Peak LP” means Preston A. Peak Limited Partnership, a Delaware limited partnership, and (for purposes of the definition of “Member Control Group”, of Section 8.2 and of Section 9.8) any assignee of all or any part of the interests in the Company originally held by Peak LP who is admitted to the Company as a Member in conformity with the provisions of this Agreement.

“Peak LP/Raley GP Appointment Right” shall have the meaning set forth in Section 8.2 hereof.

“Person” shall mean an individual person, partnership, limited partnership, limited liability company, trust, corporation or other entity or organization.

“Prime Rate” means the “prime,” “reference” or “base” rate of interest for commercial loans as announced by Bank of America on the first Business Day following the date upon which the event occurs requiring reference to the Prime Rate and adjusted thereafter on the first day of each rate change or, if less, the maximum rate permitted by applicable law.

“Proportionate Share” means a Member’s share of an item or obligation equal to the Ownership Percentage of the Member divided by the aggregate Ownership Percentages owned by all Members entitled or obligated to share in the item or obligation.

“Raley GP” means Yelar Partners L.L.P., a Delaware limited liability partnership, and (for purposes of the definition of “Member Control Group”, of Section 8.2 and of Section 9.8) any assignee of all or any part of the interests in the Company originally held by Raley GP who is admitted to the Company as a Member in conformity with the provisions of this Agreement.

“SAM” means SAM Partners, Ltd., a Texas limited partnership, and (for purposes of the definition of “Member Control Group” and of Section 8.2) any assignee of all or any part of the interests in the Company originally held by SAM who is admitted to the Company as a Member in conformity with the provisions of this Agreement.

“SAOG” means Smith Allen Oil & Gas, Inc., a Texas corporation, and (for purposes of the definition of “Member Control Group” and of Section 8.2) any assignee of all or any part of the interests in the Company originally held by SAOG who is admitted to the Company as a Member in conformity with the provisions of this Agreement.

“SAM/SAOG Appointment Right” shall have the meaning set forth in Section 8.2 hereof.

“Simulated Depletion Deductions” means the simulated depletion allowance computed by the Company with respect to its oil and gas properties pursuant to Section 1.704-1(b)(2)(iv)(k)(2) of the Treasury Regulations. In computing such amounts, the Board of Managers shall have complete and absolute discretion to make any and all permissible elections.

“Simulated Gains” or “Simulated Losses” means the simulated gains or simulated losses computed by the Company with respect to its oil and gas properties pursuant to Section 1.704-1(b)(2)(iv)(k)(2) of the Treasury Regulations. In computing such simulated gains or losses, the Board of Managers shall have complete and absolute discretion to make any and all permissible elections.

“Tax Matters Partner” shall have the meaning set forth in Section 16.7 hereof.

“Transfer Restriction Agreement” shall mean the Transfer Restriction Agreement of even date herewith by and among the Company, the Partnership, Vaughn, SAM, SAOG, Peak LP and Raley GP, a copy of which is attached hereto as Exhibit A.

“Treasury Regulations” shall mean the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Vaughn” means Vaughn Petroleum, Ltd., a Texas limited partnership, and (for purposes of the definition of “Member Control Group” and of Section 8.2) any assignee of all or any part of the interests in the Company originally held by Vaughn who is admitted to the Company as a Member in conformity with the provisions of this Agreement.

“Vaughn Appointment Right” shall have the meaning set forth in Section 8.2 hereof.

II. NAME, PRINCIPAL OFFICE, REGISTERED OFFICES AND AGENTS,

TERM, STATUS OF MEMBERS AND TAX STATUS

Section 2.1. Name of Company. The name of the Company is Dorchester Minerals Management GP LLC.

Section 2.2. Principal Office. The location of the principal office of the Company where records are to be kept or made available shall be 3738 Oak Lawn Avenue, Dallas, Texas 75219. The principal office of the Company may be changed by the Board of Managers.

Section 2.3. Registered Offices and Agents. The location of the registered office of the Company in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, The City of Wilmington, County of Newcastle, Delaware. The Board of Managers shall establish such other registered offices and appoint such other registered agents as it deems necessary or appropriate for the business of the Company. The registered offices and agents of the Company may be changed from time to time by the Board of Managers.

Section 2.4. Term. The Company shall have perpetual existence unless an Event of Dissolution (as defined in Section 17.1 hereof) shall occur prior to such time and the Company is not continued as hereinafter provided.

Section 2.5. Status of Members. Upon the Effective Date the Members shall constitute all of the members of the Company.

Section 2.6. Tax Status. The Company shall be operated such that it will be classified as a “partnership” for federal and, as determined by the Board of Managers, state income tax purposes. No action shall be made to treat the Partnership, Dorchester Operating LP or Dorchester Operating LLC as a corporation for federal income tax purposes and Dorchester Operating LP and Dorchester Operating LLC will be disregarded and their assets treated as owned by the Partnership for federal income tax purposes.

III. CHARACTER OF BUSINESS

Section 3.1. Purposes of the Company. The purposes of the Company are to act as the general partner of Dorchester Minerals Management LP, a Delaware limited partnership (the “Partnership”) which shall (i) act as the general partner of Dorchester Minerals, (ii) provide or cause to be provided certain management and administrative services to Dorchester Minerals, and (iii) own oil, gas and other mineral interests and other properties via Dorchester Operating LP, and conduct operations with respect thereto. The Company may accomplish its purposes through the agency of its own employees and independent contractors and/or the employees and independent contractors of its Members or any subsidiary of the Company or the Partnership including, but not limited to, Dorchester Operating LLC and Dorchester Operating LP.

IV. FORMATION, FOREIGN REGISTRATION AND NO PARTNERSHIP

Section 4.1. Formation. The Company was formed as a Delaware limited liability company by the filing of the Certificate under and pursuant to the Act with the Secretary of State of the State of Delaware on December 12, 2001. Upon the Effective Date, the Company is hereby continued upon the terms set forth herein.

Section 4.2. Foreign Registration. The Company shall register to conduct business in such states and jurisdictions as the Board of Managers deems appropriate.

Section 4.3. No Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member with regard to the activities of the Company for any purposes other than federal and, if applicable, state tax purposes, and this Agreement may not be construed to suggest otherwise.

V. CAPITAL CONTRIBUTIONS

Section 5.1. Initial Contributions. Upon the execution of the Original Agreement, each Member made an initial capital contribution in the amount set forth on Schedule I hereto. Contemporaneously with the execution by such Member of this Agreement, each Member shall make the additional contribution required of such Member pursuant to the Contribution Agreement, which shall be credited to the Capital Account of such Member.

Section 5.2. Subsequent Contributions. All subsequent contributions require the consent of all the Members. No Member shall be required to make any subsequent contributions to the Company without the consent of all the Members.

Section 5.3. Return of Contributions. A Member is not entitled to the return of any part of its capital contributions or to be paid interest in respect of either its Capital Account or its capital contributions. An unrepaid capital contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s capital contribution.

Section 5.4. Advances by Members. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so may advance all or part of the needed funds to or on behalf of the Company if Member Consent is obtained. An advance described in this Section 5.4 constitutes a loan from the Member to the Company, bears interest at the Prime Rate from the date of the advance until the date of repayment, and is not a capital contribution.

VI. RIGHTS, POWERS AND OBLIGATIONS OF MEMBERS

Section 6.1. Members’ Fees and Reimbursement of Expenses. Except as otherwise provided in Section 6.3 hereof, the Members shall not be paid any fees or other compensation whatsoever for services, whether ordinary or extraordinary, foreseen or unforeseen, rendered to or for the benefit of the Company. However, all expenses incurred by a Member for and on behalf of the Company in connection with the business of the Company hereunder (including, without limitation, charges for legal, accounting, data processing, administrative, executive, tax and other services rendered by employees of any Member) will be paid or promptly reimbursed by the Company; provided, however, that any salary or compensation expense incurred by a Member and attributable to the provision by the Member of the services of its officers in connection with the business of the Company hereunder shall not be reimbursed to such Member but the actual out-of-pocket expenses incurred by the Member (other than salary or compensation expense) with respect to such provision of the services of its officers hereunder shall be reimbursed by the Company. Nothing contained in this Section 6.1 is intended to affect the Ownership Interest or Ownership Percentage of any Member or the amount that may be payable to any Member by reason of its interest in the Company.

Section 6.2. Duties of Members/Other Activities. The relationship existing pursuant to this Agreement shall not prohibit any Manager, any Member or any Person which is a member, manager, officer, director, parent, subsidiary or Affiliate of a Member or Manager, or any Person in which a Member, a Manager or the members, managers, officers, directors, parent, subsidiaries or Affiliates of a Member or Manager may have an interest, from engaging in any other business, investment or profession, except to the extent restricted herein or in a separate written agreement, including but not limited to the Dorchester Minerals Limited Partnership Agreement, the Limited Partnership Agreement and the Amended and Business Opportunities Agreement made by and among the Company, Dorchester Minerals and the Partnership dated as of January 31, 2003 (the “Business Opportunities Agreement”). Neither the Company nor any of the Members shall have any rights by virtue of this Agreement in or to any of such businesses, professions or investments, or in or to any income or profit derived therefrom.

Section 6.3. Dealing with Related Persons. Subject to the provisions of Section 6.6 and Section 9.11 hereof, the Company may employ or retain a Manager, a Member or an Affiliate of a Member or Manager to render or perform a service, may contract to buy property or services from or sell property or services to a Member, a Manager or any such Affiliate, and may otherwise deal with such Member, Manager or any such Affiliate; provided, however, that if the Company employs, retains or contracts with a Member, Manager or an Affiliate thereof, the charges made for services rendered and materials furnished by such Member, Manager or Affiliate shall be a reasonable amount comparable to the amount that would have been charged by others in the same line of business and not so related, and such relationship and charges shall be promptly disclosed in writing to the other Members.

Section 6.4. Liability of Members. No Member shall be liable, responsible, or accountable in damages or otherwise to any other Member or the Company for any act performed by it within the scope of the authority conferred on it by this Agreement, or made in good faith, except such liability, if any, as it may have for Disabling Conduct.

Section 6.5. No Resignation. Except for assignments, sales or other transfers of a Member’s entire Ownership Interest made in compliance with Article XV hereof, no Member shall have the right to resign or withdraw from the Company prior to the dissolution and winding up of the Company, without prior written Member Consent. Any Member who resigns or withdraws from the Company in violation of the foregoing provision or who has resigned or withdrawn from the Company in a manner not expressly permitted herein, shall be liable to the Company and the Members for any damages sustained by reason of such resignation or withdrawal.

Section 6.6. Power, Voting and Consent. Notwithstanding the fact that the Company is to be managed by its Board of Managers pursuant to Section 8.1 hereof, the Members shall have the right and obligation to make decisions with respect to the matters specified in this Section 6.6 and with respect to any other matter that is expressly designated herein as a matter within the control of the Members or submitted by the Managers to the Members for a vote. The Members hereby delegate to the Board of Managers all other decisions relating to the Company. Decisions by the Board of Managers shall be made in the manner provided in Article IX. Affirmative decisions by the Members shall require approval by a majority of the Members on a per capita basis; provided, however, that an affirmative decision with respect to any of the following matters shall require approval by two-thirds (2/3) of the Members on a per capita basis (as applicable, a “Member Consent”) and the Managers and officers shall not take, or, to the extent within their control, permit the occurrence of, action with respect to any such matter without Member Consent:

(a) The issuance of any equity security of the Company, the Partnership, Dorchester Operating LP or Dorchester Operating LLC or the issuance of any rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness or other rights, exercisable for or convertible or exchangeable into any such equity security of the Company, the Partnership, Dorchester Operating LP or Dorchester Operating LLC;

(b) The resignation or withdrawal of any Person as a Member of the Company or as a partner of the Partnership;

(c) Except as expressly authorized herein, the direct or indirect redemption, purchase or other acquisition by the Company, the Partnership, Dorchester Operating LP or Dorchester Operating LLC of any membership interest or other equity security of the Company, the Partnership, Dorchester Operating LP or Dorchester Operating LLC;

(d) Any amendment of this Agreement, the Limited Partnership Agreement, the limited partnership agreement of Dorchester Operating LP or the limited liability agreement of Dorchester Operating LLC or any amendment to the Transfer Restriction Agreement, the Business Opportunities Agreement or any other agreement between the Company, the Partnership, Dorchester Operating LP or Dorchester Operating LLC and any Member or any Affiliate of any Member;

(e) Any merger, combination, consolidation, restructuring, reorganization, recapitalization, or any other major transaction involving the structure, ownership or voting of the Company, the Partnership, Dorchester Operating LP or Dorchester Operating LLC;

(f) The sale, lease, pledge or other disposition of assets of the Company, the Partnership, Dorchester Operating LP or Dorchester Operating LLC, other than in the ordinary course of business;

(g) Any acquisition by the Company, the Partnership, Dorchester Operating LP or Dorchester Operating LLC of (i) the equity ownership or all or a substantial portion of the assets of any other entity, or (ii) any other assets other than in the ordinary course of business, or (iii) any other assets that are not consistent with its business;

(h) The filing by the Company, the Partnership, Dorchester Operating LP or Dorchester Operating LLC of a petition under federal bankruptcy laws or any other insolvency law, or the admission in writing by the Company, the Partnership, Dorchester Operating LP or Dorchester Operating LLC of its insolvency or general inability to pay its debts as they become due;

(i) An election to dissolve the Company, the Partnership, Dorchester Operating LP or Dorchester Operating LLC;

(j) Any borrowing from a Member pursuant to Section 5.4; and

(k) Any action or decision that is inconsistent with the purposes of the Company as set forth in Section 3 hereof or of the purposes of the Partnership, Dorchester Operating LP or Dorchester Operating LLC as set forth in their respective Governance Agreements.

In the event that a Member transfers his entire Ownership Interest to one or more other Persons, and: (i) no such transferee is admitted as a Member; or (ii) all such transferees were already Members or are wholly owned subsidiaries of Members and/or are Persons wholly owning one or more Members; then the total number of voting Members for purpose of any such per capita vote shall be reduced accordingly.

No Member has the authority to bind the Company unless the Member is expressly granted such authority by the Board of Managers by a vote pursuant to Section 9.7.

Section 6.7. Succession Plan. Prior to the date that less than three of the Persons who are Members as of the Effective Date continue to own Ownership Interests, the Members shall establish a succession plan that provides for officers or other Persons actually directing and in charge of the management of the Company’s business to become Members, either directly or indirectly through ownership, in whole or in part, of a Member.

VII. MEETINGS OF THE MEMBERS

Section 7.1. Annual Meeting. Beginning in 2004, an annual meeting of the Members shall be held on March 1 of each year (or the next succeeding business day, if March 1 is not a business day) or at such other time and date as may be determined by Member Consent. The annual meeting shall be held at the Company’s principal office or such other location agreed to by all the Members. At such meeting the Members entitled to vote thereat (i) shall cause the Partnership to nominate the Persons for election by the limited partners of Dorchester Minerals as Independent Managers that are the members of the Advisory Committee as provided in Section 8.2 of this Agreement, (ii) may elect additional Independent Managers, pursuant to Section 8.2 hereof, as are required by Market Rules or if any Appointment Right is lost by any Members as to any Independent Manager pursuant to Section 8.4 hereof, and (iii) may transact such other business as properly may be brought before the meeting and that is within the scope of the permitted decisions specified in Section 6.6 hereof.

Section 7.2. Special Meetings. Special meetings of the Members may be called by the Chairman of the Board of Managers, the Board of Managers or any two Members.

Section 7.3. Notice of Annual or Special Meeting. Written or printed notice stating the location, day and hour of the meeting and, in case of a special meeting, the general purpose or purposes for which the meeting is called, shall be delivered in accordance with Article X not less than ten (10) days before the date of the meeting, either personally or by telefax communication (which shall be deemed given at the time the sender receives confirmation of delivery), by or at the direction of the Chairman of the Board of Managers, the Secretary, or the Member calling the meeting, to each Member.

Section 7.4. Business at Special Meeting. The business transacted at any special meeting of the Members shall be limited to such business that is within the scope of the permitted decisions specified in Section 6.6 hereof and that is stated in the notice thereof, and no unrelated business shall be conducted at such special meeting beyond the general scope identified in the notice unless all Members, whether such Member is present or not, agree in writing to consider and vote upon additional unrelated business.

Section 7.5. Quorum of Members. Unless otherwise provided by applicable law, the Certificate of Formation or this Agreement, the presence of a majority of the Members on a per capita basis and represented in person or by proxy, shall constitute a quorum at a meeting of the Members. The Members present at a duly organized meeting may continue to transact business until adjournment, and the subsequent withdrawal of any Member or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting.

Section 7.6. Proxies. At any meeting of the Members, each Member having the right to vote shall be entitled to vote either in person or by proxy executed in writing by the Member or by his duly authorized attorney- in- fact. Proxies shall be valid until revoked or superseded by a subsequently dated proxy. Each proxy shall be revocable whether or not coupled with an interest, unless made irrevocable by law.

Section 7.7. Action by Written Consent Without a Meeting and Telephonic Meetings. Any action required or permitted by applicable law, the Certificate of Formation, or this Agreement to be taken at a meeting of the Members may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, is signed by Members having not less than the minimum number of votes that would be necessary to take such action at a meeting at which Members entitled to vote on the action were present and voting. Any such written consent does not have to be unanimous (unless the action that is approved in such written consent would require the unanimous approval of all Members at a meeting at which all of the Members were present). Every written consent must bear the date of signature of each Member who signs the consent. No written consent shall be effective to take the action that is the subject of the consent unless, within sixty (60) days after the date of the earliest dated consent delivered to the Company in the manner required by this Section 7.7, a consent or consents signed by Members having not less than the minimum number of votes that would be necessary to take the action that is the subject of the consent are delivered to the Company by delivery to its registered office, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of Members are recorded. Delivery shall be by hand or certified or registered mail, return receipt requested or confirmed telefax communication. Delivery to the Company’s principal place of business shall be addressed to the Chief Executive Officer of the Company. Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given by the Company to those Members who did not consent in writing to the action. With prior Member Consent, Members may participate in and hold a meeting of the Members by conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

VIII. BOARD OF MANAGERS

Section 8.1. Powers. The business and affairs of the Company shall be managed by or under the direction of its Board of Managers, which may exercise all such powers of the Company and do all such lawful acts and things as are not by non-waivable provisions of the Act or by the Certificate of Formation or by this Agreement directed or required to be exercised and done by the Members. No individual Manager has the authority to bind the Company unless the Manager is granted such authority by the Board of Managers.

Section 8.2. Number of Managers. The Board of Managers shall consist of (a) five (5) Managers, with each Member appointing one such Manager (collectively, the “Appointed Managers”); and (b) three independent managers (other than the Appointed Managers) or such other, greater number of independent managers (other than the Appointed Managers) as required by the rules and regulations of the market quotation system or securities exchange, as the case may be, on which units of Dorchester Minerals are or are intended to be listed (the “Market Rules”), which independent managers shall meet the requirements for members of the “Advisory Committee” as defined in the Dorchester Minerals Limited Partnership Agreement. The independent managers in clause (b) of the preceding sentence are referred to herein as the “Independent Managers.” No two or more Members may designate the same individual as a Manager to serve on the Board of Managers. The initial Appointed Manager for each Appointing Member shall be as follows:

APPOINTING MEMBER	APPOINTED MANAGER
SAM	H.C. Allen, Jr.
Vaughn	Robert C. Vaughn
SAOG	William Casey McManemin
Peak LP	Preston A. Peak
Raley GP	James E. Raley

Peak LP and Raley GP shall collectively have the right to appoint one (1) Independent Manager to serve as a member of the Advisory Committee until the 2004 annual meeting of limited partners of Dorchester Minerals (the “Peak LP/Raley GP Appointment Right”). Vaughn shall have the right to appoint one (1) Independent Manager to serve as a member of the Advisory Committee until the 2004 annual meeting of limited partners of Dorchester Minerals (the

“Vaughn Appointment Right”). SAM and SAOG shall collectively have the right to appoint one (1) Independent Manager to serve as a member of the Advisory Committee until the 2004 annual meeting of limited partners of Dorchester Minerals (the “SAM/SAOG Appointment Right”). (Such rights are referred to herein collectively as the “Appointment Rights.”) Beginning with the annual meeting of limited partners of Dorchester Minerals in 2004, each of the Appointment Rights shall be the right to cause the Partnership to nominate one (1) Person for election, in accordance with the Dorchester Minerals Limited Partnership Agreement, by the limited partners of Dorchester Minerals as an Independent Manager that is a member of the Advisory Committee. Each person so elected by the limited partners of Dorchester Minerals shall, as a result of such election, be an Independent Manager of the Company. Such nominations shall be made by the holders of the Appointment Rights at the annual meeting of Members as provided by Section 7.1. If any additional Independent Managers are required by the Market Rules or if any such Appointment Right is lost by any Members as to any Independent Managers pursuant to Section 8.4, such Independent Managers shall be elected or nominated, as applicable, by a vote of the majority of the Members. Each such Independent Manager shall meet the requirements for independent directors set forth in the Market Rules.

Section 8.3. Election and Term.

(a) Each Appointed Manager shall serve until the earlier of his death, resignation or removal from office which may be with or without cause by the Member that appointed such Manager (the “Appointing Member”). In the event of a vacancy on the Board of Managers (other than a vacancy which must be filled with an Independent Manager), then the Appointing Member that appointed the Appointed Manager whose failure to continue to serve as a Manager has created the vacancy shall fill such vacancy by delivery of written notice to the Company and each other Member designating a replacement Manager to fill such vacancy (or, if such appointment right has been lost pursuant to Section 8.4, such vacancy shall be filled by majority vote of the Members specified in Section 8.4). Upon receipt of such written notice by the Company, the replacement Appointed Manager shall be appointed as a Manager hereunder, unless objected to in writing on a reasonable basis by all of the Appointed Managers other than the Manager who is being replaced pursuant to this Section 8.3(a) and any Manager whose Appointing Member, or an Affiliate thereof, has the appointment right with respect to such replacement.

(b) Each appointed Independent Manager that is a member of the Advisory Committee shall hold office until the 2004 annual meeting of limited partners of Dorchester Minerals, unless such appointed Independent Manager shall sooner cease to serve as a result of his death, resignation or removal. Beginning with the 2004 annual meeting of limited partners of Dorchester Minerals, each Person elected by the limited partners of Dorchester Minerals as an Independent Manager that is a member of the Advisory Committee shall hold office until the next annual meeting of limited partners of Dorchester Minerals in accordance with the Dorchester Minerals Limited Partnership Agreement. Any Independent Manager elected by the Members pursuant to Section 7.1 that is not required to be elected by the limited partners of Dorchester Minerals as a member of the Advisory Committee shall serve until the next annual meeting of Members, unless such Independent Manager shall sooner cease to serve as a result of his death, resignation or removal. In the event of a vacancy on the Board of Managers which must be filled with an Independent Manager that is a member of the Advisory Committee, such vacancy shall be filled by written notice to the Company and each Member given by the Member or Members having the Appointment Right with respect to the Independent Manager whose death, resignation or removal necessitated the appointment of a replacement Independent Manager (or, if such Appointment Right has been lost pursuant to Section 8.4, such vacancy shall be filled by majority vote of the Members specified in Section 8.4). Upon receipt of such written notice by the Company, the replacement Independent Manager shall be appointed as an Independent Manager hereunder, unless objected to in writing on a reasonable basis by all of the Appointed Managers other than any Manager whose Appointing Member, or an Affiliate thereof, has or shares the Appointment Right with respect to the replacement Independent Manager.

(c) Managers need not be residents of the State of Delaware or Members of the Company.

Section 8.4. Loss of Appointment Right. If at any time after the Effective Date a Change in Control of any Member occurs, then such Member shall lose all appointment and removal rights stated in Sections 8.2 and 8.3 unless and until the other Members unanimously consent to the continuation of such Member’s appointment and removal rights following such Change in Control. In the event that a Member loses appointment and removal rights in accordance with this Section 8.4, then the remainder of the Members shall exercise such Member’s appointment and removal rights by majority vote; provided, that no Manager appointed pursuant to such rights may concurrently be serving as either an Appointed Manager or an Independent Manager. Notwithstanding the foregoing, if either of the Members sharing a particular Appointment Right (but not both) experience a Change in Control, such Appointment Right shall be solely vested in the Member, if any, which did not experience a Change in Control. In the event that both of the Members sharing a particular Appointment Right lose their appointment and removal rights in accordance with this Section 8.4, such Appointment Right shall immediately expire. A Change in Control of a Member shall not affect the right of that Member to vote on all matters on which Members are entitled to vote by law or under this Agreement or on any other matter presented to a vote of the Members, including without limitation, any vote that could in any way adversely affect such Member’s interest in the capital or profits of the Company or of the Partnership.

Section 8.5. Resignation and Removal. Any Manager may resign at any time upon giving written notice to the Company. Any Appointed Manager or any Independent Manager appointed pursuant to an Appointment Right may be removed only by his Appointing Member, or the Member or Members having the Appointment Right with respect to such Independent Manager (as applicable), in accordance with Section 8.3. Any other Independent Manager may be removed at any time with or without cause by the vote of two-thirds (2/3) of the Members.

Section 8.6. Compensation of Managers. The Managers may be paid their expenses of attendance at each meeting of the Board of Managers; however, Appointed Managers shall not receive any compensation for serving as a Manager or as a member of any committee of the Board of Managers. The Independent Managers shall be compensated in such amounts as shall be established by the Appointed Managers. This provision shall not preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. In addition to the foregoing, all expenses incurred by a Manager in the performance of its duties hereunder or for and on behalf of the Company in connection with the business of the Company (including, without limitation, charges for legal, accounting, data processing, administrative, executive, tax and other services rendered by employees of any Manager) will be paid or promptly reimbursed by the Company; provided, however, that any salary or compensation expense incurred by a Manager and attributable to the provision by the Manager of the services of its officers in connection with the business of the Company hereunder shall not be reimbursed to such Manager but the actual out-of-pocket expenses incurred by the Manager (other than salary or compensation expense) with respect to such provision of the services or its officers hereunder shall be reimbursed by the Company.

Section 8.7. Chairman of the Board of Managers. The Board may, but shall not be required to, from time to time, by majority vote designate one Manager to serve as Chairman of the Board of Managers; provided, however, that any such Chairman of the Board of Managers shall not, in such capacity, be an officer of the Company. The Chairman of the Board of Managers shall preside at all meetings of the Board of Managers and shall have such other powers and duties as usually pertain to such position or as may be delegated to him by the Board of Managers. The Chairman of the Board of Managers shall serve as such until the earlier of his death, resignation or removal from office by the Board of Managers.

IX. MEETINGS OF THE BOARD OF MANAGERS

Section 9.1. Annual Meeting. An annual meeting of the Board of Managers shall be held immediately following the annual meeting of the Members, and no notice of such meeting shall be necessary in order legally to constitute the meeting, provided a quorum shall be present.

Section 9.2. Regular Meetings. The Board of Managers shall schedule regular meetings of the Board of Managers at quarterly intervals, or such other regular intervals as the Board of Managers shall determine to be appropriate.

Section 9.3. Special Meetings. Upon not less than twenty-four (24) hours’ prior written notice, special meetings of the Board of Managers may be called by any two Managers, the Chairman of the Board or the Chief Executive Officer, but notice need not be given to any Manager who shall, either before or after the meeting, submit a signed waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to such Manager.

Section 9.4. Location of and Business at Regular or Special Meeting. Meetings of the Board of Managers shall be held at the principal office of the Company, or at such other place or places as shall be agreed upon by the Board of Managers. Neither the business to be transacted at, nor the purpose of, any regular meeting of the Board of Managers need be specified. The business to be transacted at, and the general purpose of any special meeting shall be identified in the notice or waiver of notice of such meeting, and no unrelated business shall be conducted by the Board of Managers at such special meeting beyond the general scope of the business and purpose identified in the notice and waiver.

Section 9.5. Quorum of Managers. Five Managers, at least four of whom shall be Appointed Managers, shall constitute a quorum for the transaction of business by the Board of Managers.

Section 9.6. Votes. Each Manager on the Board of Managers shall have one vote. Managers shall not have the authority to permit voting by proxy.

Section 9.7. Act of Managers Meeting. The act of a majority of the total number of Managers, at a meeting at which a quorum is present, shall be the act of the Board of Managers, unless the act of a greater number is required by law, the Certificate of Formation or this Agreement. Tie votes do not constitute a majority. Notwithstanding the foregoing, the following actions shall require the consent of two-thirds (2/3) of the Appointed Managers or two-thirds (2/3) of the Operating Committee, in addition to any vote of the Advisory Committee that may be required under Section 9.11:

(a) The issuance of any equity security of Dorchester Minerals or the issuance of any rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness or other rights, exercisable for or convertible or exchangeable securities into any such equity security of the Dorchester Minerals;

(b) The direct or indirect redemption, purchase or other acquisition of any membership interest or other equity security of Dorchester Minerals;

(c) Any amendment of or proposal to amend the Dorchester Minerals Limited Partnership Agreement or any amendment to the Business Opportunities Agreement or any other agreement between Dorchester Minerals and any Member or Manager or any Affiliate of any Member or Manager;

(d) Any merger, combination, consolidation, restructuring reorganization, recapitalization or any other major transaction involving the structure, ownership or voting of Dorchester Minerals;

(e) The sale, lease or other disposition of all or substantially all of the assets of Dorchester Minerals, other than in the ordinary course of business;

(f) Any acquisition by Dorchester Minerals of (i) the equity ownership or all or a substantial portion of the assets of any other entity, (ii) any other assets other than in the ordinary course of business, or (iii) any other assets that are not consistent with its business;

(g) The filing by Dorchester Minerals of a petition under federal bankruptcy laws or any other insolvency law, or the admission in writing by Dorchester Minerals of its insolvency or general inability to pay its debts as they become due;

(h) Any election to dissolve Dorchester Minerals;

(i) Any transaction between Dorchester Minerals and a Member or Manager or an Affiliate of a Member or Manager (and any other agreement for the benefit of a Member, a Manager or an Affiliate of a Member or Manager) other than immaterial transactions undertaken in the ordinary course of Dorchester Minerals’ business;

(j) Any action or decision that is inconsistent with the purposes of Dorchester Minerals as set forth in the Dorchester Minerals Limited Partnership Agreement;

(k) Any removal of an officer of the Company, the Partnership, Dorchester Operating LLC or Dorchester Operating LP; and

(l) The submission to a vote of the Members of any other matter which does not under Section 6.6 already require the approval of the Members.

Section 9.8. Act of Managers as to Former Properties and Operations of Dorchester Hugoton, Ltd. For a period of two (2) years after the Effective Date, any of the following actions which involve properties or operations which were owned or conducted by Dorchester Hugoton, Ltd., must be approved by one of the Appointed Managers appointed by either Peak LP or Raley GP, or either of their respective successors or assigns, in addition to any other vote or approval which may be required under this Agreement:

(a) Material changes in personnel;

(b) Significant sales or transfers of assets or interests in assets;

(c) Changes in marketing strategy;

(d) Changes in lessee/lessor relationships, including but not limited to, termination, extension or amendment of leases; and

(e) Outsourcing of significant operations or functions.

Section 9.9. Action by Unanimous Written Consent Without a Meeting and Telephonic Meetings. Any action required or permitted to be taken at a meeting of the Board of Managers or committee thereof under the provisions of any applicable law, the Certificate of Formation or this Agreement may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all members of the Board of Managers or committee thereof. Such consent shall have the same force and effect as a unanimous vote of the Board of Managers or committee thereof. Managers may participate in and hold a meeting of the Board of Managers by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 9.10. Interested Managers. No contract or transaction between the Company and one or more of its Managers or officers, or between the Company and any other corporation, partnership, association, or other organization in which one (1) or more of its Managers or officers are members, managers, shareholders, partners, officers or directors or have a financial interest, shall be void or voidable solely for this reason, or solely because the Manager or officer is present at or participates in the meeting of the Board of Managers or committee thereof that authorizes the contract or transaction by the vote otherwise required for such authorization hereunder, or solely because his or its or their votes are counted for such purpose, if:

(i) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Managers or the committee, and the Board of Managers or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Managers or committee members, even though the disinterested Managers or committee members be less than a quorum;

(ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Members entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Members; or

(iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Managers, a committee thereof or the Members.

Interested Managers may be counted in determining the presence of a quorum at a meeting of the Board of Managers or committee thereof that authorizes the contract or transaction.

Section 9.11. The Advisory Committee.

(a) Designation. The Board of Managers, by resolution adopted by a majority of the full Board of Managers, which shall include not less than four of the Appointed Managers, shall designate an advisory committee (the “Advisory Committee”), which shall have the authority assigned to it in Sections 9.11(b) and (c) below and such other authority as may be delegated to it by the Board of Managers, subject to the limitations imposed by applicable law, the Certificate and this Agreement.

(b) Audit Committee Function. The Advisory Committee will function as the audit committee for Dorchester Minerals to the extent required by Market Rules.

(c) Transactions with Affiliates. The Advisory Committee will act as the “Advisory Committee” as contemplated in the Dorchester Minerals Limited Partnership Agreement. The Advisory Committee will also review (i) any and all transactions between the Company, the Partnership, Dorchester Operating LLC or Dorchester Operating LP, on the one hand, and a Member or Affiliate (other than Dorchester Minerals) thereof, on the other hand, and (ii) any compensation or benefits paid by the Company, the Partnership, Dorchester Operating LLC, Dorchester Operating LP or Dorchester Minerals to any executive officer of any of such companies, and all such matters described in this sentence shall be subject to approval by the Advisory Committee.

(d) Membership. The Advisory Committee shall be composed of the Independent Managers. The designation of the Advisory Committee and the delegation thereto of authority shall not operate to relieve the Board of Managers, or any member thereof, of any responsibility imposed upon it or him by law.

(e) Required Vote. Any and all matters decided upon by the Advisory Committee shall require the majority approval of the members of the Advisory Committee.

Section 9.12. Operating Committee.

(a) Designation. The Board of Mangers, by resolution adopted by a majority of the full Board of Managers, may designate a committee to be known as the Operating Committee, which, to the extent provided in such resolution or in this Agreement, shall have and may exercise all the authority of the Board of Managers, subject to the limitations imposed by applicable law, the Certificate and this Agreement.

(b) Membership. The Operating Committee shall be composed of the Appointed Managers. The designation of the Operating Committee and the delegation thereto of authority shall not operate to relieve the Board of Managers, or any member thereof, of any responsibility imposed upon it or him by law.

(c) Required Vote Any and all matters decided upon by the Operating Committee shall require the approval of a majority of the total number of members of the Operating Committee, at a meeting at which a quorum is present, unless the act of a greater number is required by law, the Certificate of Formation or this Agreement. Tie votes do not constitute a majority.

Section 9.13. Other Committees. The Board of Managers, by resolution adopted by a majority of the full Board of Managers, which majority shall include not less than four of the Appointed Managers, may designate one or more other committees from among its members, each of which, to the extent provided in such resolution or in this Agreement, shall have and may exercise all the authority of the Board of Managers, subject to the limitations imposed by applicable law, the Certificate and this Agreement.

Section 9.14. Procedure, Meetings, Quorum of Committees. Regular meetings of the Operating Committee or any other committee of the Board of Managers, of which no notice shall be necessary, may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof. Special meetings of the Operating Committee or any other committee of the Board shall be called at the request of the Board, the Chairman of the Board, or any two (2) members of such committee. Four-fifths of the Operating Committee, and a majority of any other committee of the Board, shall constitute a quorum for the transaction of business at any meeting. The Operating Committee or any other committee of the Board shall keep regular minutes of its proceedings and report the same to the Board of Managers when required.

X. NOTICES

Section 10.1. Methods of Giving Notice. Whenever any notice is required to be given to any Member or Manager under the provisions of any applicable law, the Certificate of Formation or this Agreement, it shall be given in writing and delivered personally or delivered by facsimile communication (“telefax”) to such Member or Manager at such address (and at such member facsimile) as appears on the books of the Company; provided, however, notice of special meetings of the Managers may also be given by telephone, and, with the approval of all such Members or Managers, any other notice may be given by telephone or electronic mail. Any such notice shall be deemed to be given at the time the recipient actually receives the notice in the case of personal delivery, when the sender receives electronic confirmation of delivery with respect to any notice given by facsimile communication, when the sender actually speaks to the recipient in the case of telephonic notice or when the recipient reads the message in the case of electronic mail.

Section 10.2. Waiver of Notice. Whenever any notice is required to be given to any Member or Manager under the provisions of any applicable law, the Certificate of Formation or this Agreement, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 10.3. Attendance as Waiver. Attendance of a Member or Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Member or Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in any written waiver unless required by any applicable law, the Certificate of Formation or this Agreement.

XI. OFFICERS

Section 11.1. Officers. The Managers shall elect the officers of the Company as provided in this Agreement. The officers of the Company shall consist of a Chief Executive Officer (who initially shall be William Casey McManemin), a Chief Financial Officer (who initially shall be H.C. Allen, Jr.), a Chief Operating Officer (who initially shall be James E. Raley) and a Secretary (who initially shall be H. C. Allen, Jr.) to serve at the pleasure of the Managers and who shall hold their offices for such terms and shall exercise such power and perform such duties as shall be determined from time to time by the Board of Managers or the Operating Committee.

Section 11.2. Election and Qualification. The Managers, at each annual meeting, shall choose the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the Secretary. The Managers may, from time to time, choose such other officers as they may deem necessary or appropriate.

Section 11.3. Salaries. No person shall receive any compensation in such person’s capacity as an elected officer of the Company.

Section 11.4. Term, Removal and Vacancies. Each officer of the Company shall hold office until his successor is chosen and qualified or until his death, resignation, or removal. Any officer may resign at any time upon giving written notice to the Company. Any officer may be removed by the Board of Managers or the Operating Committee with or without cause, upon the requisite approval under Section 9.8, if any, but such removal shall be without prejudice to the contract or other legal rights, if any, of the person so removed. Election or appointment of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise shall be filled by the Board of Managers.

Section 11.5. Chief Executive Officer. The Chief Executive Officer shall have general powers of oversight, supervision and management of the business and affairs of the Company, and shall see that all orders and resolutions of the Board of Managers and/or the Operating Committee are carried into effect. The Chief Executive Officer shall have such other powers and duties as usually pertain to such office or as may be delegated by the Board of Managers or the Operating Committee. The other officers shall report to the Chief Executive Officer. The Chief Executive Officer shall execute bonds, mortgages, debt instruments, contracts, licenses, leases, agreements, legal pleadings (upon the advice of counsel), governmental filings, and other documentation, except where the signing and execution thereof shall be expressly delegated by the Board of Managers or the Operating Committee to some other officer or agent of the Company.

Section 11.6. Chief Operating Officer. The Chief Operating Officer shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer. The Chief Operating Officer shall have charge of the operations of the Company and shall have such other powers and duties as usually pertain to such office or as the Board of Managers or the Operating Committee shall prescribe or as the Chief Executive Officer shall delegate.

Section 11.7. Chief Financial Officer. The Chief Financial Officer shall have the charge of the funds and the financial condition of the Company and shall have such other powers and duties as usually pertain to such office or as the Board of Managers or the Operating Committee shall prescribe or as the Chief Executive Officer shall delegate.

XII. INDEMNIFICATION

Section 12.1. Right to Indemnification. Subject to the limitations and conditions set forth in this Article XII, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member, Manager or officer of the Company or while a Member, Manager or officer of the Company is or was serving at the request of the Company as a partner, director, officer, manager, member, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (a “Covered Person”), shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Section 12.1 shall continue as to a Person who has ceased to serve in the capacity that initially entitled such Person to indemnity under this Section. Such actions covered by such indemnification shall include those brought by a Member or the Company. The rights granted pursuant to this Article XII shall be deemed contract rights, and no amendment, modification or repeal of this Article XII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. IT IS EXPRESSLY ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS ARTICLE XII COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE OR UNDER THEORIES OF STRICT LIABILITY; provided, however, that notwithstanding the foregoing or any other provision of this Agreement, the Company shall not provide indemnification to any Person in respect of any Disabling Conduct. The negative disposition of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Covered Person acted in a manner contrary to the standard set forth in this Section.

Section 12.2. Advance of Expenses. The right to indemnification conferred in this Article XII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 12.1 or 12.3 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon the delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 12.1 or 12.3 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under Section 12.1 or 12.3.

Section 12.3. Indemnification of Employees and Agents. The Company may indemnify and advance expenses to any employee or agent of the Company to the same extent permitted under Section 12.1 for Covered Persons. In addition, the Company may (by a resolution of the Members) indemnify and advance expenses to any Person whether or not he is an employee or agent of the Company but who is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person, to the same extent permitted under Section 12.1 for Covered Persons.

Section 12.4. Appearance as a Witness. Notwithstanding any other provision of this Article XII the Company may pay or reimburse expenses incurred by a Member, Manager, officer, employee or agent in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

Section 12.5. Non-Exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article XII shall not be exclusive of any other right a Person indemnified pursuant to this Article XII may have or may acquire under any law (common or statutory), any provision of the Certificate or this Agreement, a vote of Members or Managers or otherwise.

Section 12.6. Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Board of Managers shall, in its sole discretion, deem reasonable, to protect itself, the Partnership, Dorchester Operating LP and/or Dorchester Operating LLC, and/or any Covered Persons or other Persons indemnifiable under the provisions of this Article XII. against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expenses, liability or loss under this Article XII.

Section 12.7. Member Notification. To the extent required by law, any indemnification of or advance of expenses to a Person in accordance with this Article XII shall be reported in writing to the Members within the thirty (30)-day period immediately following the date of the indemnification or advance.

Section 12.8. No Personal Liability. In no event may any Covered Person subject the Members to personal liability by reason of any indemnification of an Covered Person under this Agreement or otherwise.

Section 12.9. Interest in Transaction. A Covered Person shall not be denied indemnification in whole or in part under this Article XII because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction is otherwise permitted by the terms of the Governance Agreements.

Section 12.10. Successors and Assigns. The provisions of this Article XII are for the benefit of the Covered Persons and their heirs, successors, assigns, administrators and personal representatives and shall not be deemed to be for the benefit of any other Persons. The provisions of this Section 12.10 shall not be amended in any way that would diminish the rights of Covered Persons under this Article XII without the consent of all Members.

Section 12.11. Savings Clause. If all or any portion of this Article XII shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person indemnified pursuant to this Article XII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by any applicable portion of this Article XII that shall not have been invalidated and, subject to this Article XII, to the fullest extent permitted by applicable law.

Section 12.12. Exculpation. The following exculpatory provisions shall apply to this Agreement:

(a) General. Notwithstanding any other terms of this Agreement, whether express or implied, or obligation or duty at law or in equity, no Covered Person nor any officer, employee, representative or agent of the Company or its Affiliates shall be liable to the Company or any Member for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by such Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Person by this Agreement or the other Governance Agreements except in the following circumstances: (i) such act or omission constitutes Disabling Conduct or (ii) with respect to liability that may arise under any other agreement, such act or omission constitutes a breach of that agreement.

(b) Reliance. A Covered Person or other officer, employee, representative or agent of the Company may rely and shall incur no liability in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge and may rely on an opinion of counsel selected by such Covered Person or other officer, employee, representative or agent of the Company with respect to legal matters unless such Covered Person acts in bad faith.

XIII. ALLOCATIONS

Section 13.1. Consent to Allocations. Each Member as a condition of becoming a Member expressly consents to the following allocations as set forth in this Article XIII.

Section 13.2. Distributive Shares for Tax Purposes. There shall be allocated to each Member for federal income tax purposes a separate distributive share of all Company income, gain, loss, deduction and credit as follows:

(a) Except as otherwise provided in this Article XIII, Net Profit, if any, of the Company (and each item thereof) for each Fiscal Year or other period shall be allocated among the Members pro rata in accordance with their Ownership Percentages.

(b) Except as otherwise provided in this Article XIII, Net Loss, if any, of the Company (and each item thereof) for each Fiscal Year or other period shall be allocated to the Members pro rata in accordance with their Ownership Percentages.

(c) The provisions of this Agreement relating to the allocation of Gross Income, Net Profit and Net Loss are intended to comply with the Treasury Regulations under Section 704(b) of the Code and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(d) Notwithstanding any other provision of this Agreement to the contrary, if in any Fiscal Year or other period there is a net decrease in the amount of the Company Minimum Gain, then each Member shall first be allocated items of Gross Income for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in such minimum gain during such year (as determined under Treasury Regulations Section 1.704-2(g)(2)); provided, however, if there is insufficient Gross Income in a year to make the allocation specified above for all Members for such year, the Gross Income shall be allocated among the Members in proportion to the respective amounts they would have been allocated above had there been an unlimited amount of Gross Income for such year.

(e) Notwithstanding any other provision of this Agreement to the contrary other than Section 13.2(d), if in any year there is a net decrease in the amount of the Member Nonrecourse Debt Minimum Gain, then each Member shall first be allocated items of Gross Income for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in such minimum gain during such year (as determined under Treasury Regulations Section 1.704-2(i)(4)); provided, however, if there is insufficient Gross Income in a Fiscal Year to make the allocation specified above for all Members for such year, the Gross Income shall be allocated among the Members in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for such Fiscal Year.

(f) Notwithstanding any other provision of this Agreement to the contrary (except Sections 13.2(d) and 13.2(e) which shall be applied first), if in any Fiscal Year or other period a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Gross Income shall first be allocated to Members with negative Capital Account balances (adjusted in accordance with Section 13.4(e)), in proportion to such negative balances, until such balances are increased to zero.

(g) Notwithstanding the provisions of Section 13.2(b), Net Loss (or items thereof) shall not be allocated to a Member if such allocation would cause or increase a negative balance in such Member’s Capital Account (adjusted in accordance with Section 13.4(e)) and shall be reallocated to the other Members, subject to the limitations of this Section 13.2(g).

(h) Any Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such deductions are attributable.

(i) Company Nonrecourse Deductions shall be allocated to the Members pro rata in accordance with their Ownership Percentages.

(j) In the event that any Gross Income, Net Loss (or items thereof) or deductions are allocated pursuant to Sections 13.2(d) through 13.2(i), subsequent Gross Income, Net Profit or Net Loss (or items thereof) will first be allocated (subject to Sections 13.2(d) through 13.2(i)) to the Members in a manner which will result in each Member having a Capital Account balance equal to that which would have resulted had the original allocation of Gross Income, Net Loss (or items thereof) or deductions pursuant to Sections 13.2(d) through 13.2(i) not occurred; provided, however, no allocations pursuant to this Section 13.2(j), which are intended to offset allocations pursuant to Section 13.2(h) and Section 13.2(i), shall be made prior to the Fiscal Year during which there is a net decrease in Member Nonrecourse Debt Minimum Gain or Company Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Member Nonrecourse Debt

Minimum Gain or Company Minimum Gain, and no such allocation pursuant to this Section 13.2(j) shall be made to the extent that the Board of Managers reasonably determines that it is likely to duplicate a subsequent mandatory allocation pursuant to Section 13.2(d) or Section 13.2(e).

(k) Unless the Board of Managers elects to adjust Capital Accounts to reflect Actual Depletion Deductions pursuant to Section 1.704-1(b)(2)(iv)(k)(3) of the Treasury Regulations, the portion of the total amount realized by the Company upon the taxable disposition of a Depletable Property that represents recovery of its simulated adjusted tax basis therein will be allocated to the Members in the same proportion as the aggregate adjusted tax basis of such property was allocated to such Members (or their predecessors in interest). If the Board of Managers elects to use Actual Depletion Deductions pursuant to Section 1.704-1(b)(2)(iv)(k)(3) of the Treasury Regulations, the portion of the total amount realized by the Company upon a taxable disposition of such property that equals the Members’ aggregate remaining adjusted basis therein will be allocated to the Members in proportion to their respective remaining adjusted tax bases in such property. Any amount realized in excess of the above amounts shall be allocated among the Members in accordance with their Ownership Percentages.

(l) If an interest in the Company is transferred, the Gross Income, Net Profit or Net Loss allocable to the holder of such Company interest for the then Fiscal Year shall be allocated proportionately between the assignor and the assignee based on the number of calendar days during such Fiscal Year for which each party was the owner of the transferred interest in the Company or upon some other reasonable method.

Section 13.3. Code Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations thereunder, depletion, depreciation, amortization, income, gain and loss, as determined for tax purposes, with respect to any property whose Book Value differs from its adjusted basis for federal income tax purposes shall, for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value. The Company shall utilize such method to eliminate book-tax disparities attributable to a contributed property or adjusted property as shall be determined by the Board of Managers. Allocations pursuant to this Section 13.3 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

Section 13.4. Capital Accounts. A separate capital account (“Capital Account”) shall be maintained for each Member, as follows:

(a) There shall be credited to each Member’s Capital Account the amount of any cash actually contributed by such Member to the capital of the Company (or deemed contributed pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(c)), the fair market value of any property contributed by such Member to the capital of the Company (net of any liabilities secured by such property that the Company is considered to assume or to take subject to under Code Section 752), such Member’s share of the Gross Income and Net Profit (and all items thereof) of the Company and such Member’s share of

Simulated Gain or, if the Board of Managers elects to use Actual Depletion Deductions pursuant to Section 1.704-1(b)(2)(iv)(k)(3) of the Treasury Regulations, such Member’s Actual Gains. There shall be charged against each Member’s Capital Account the amount of all cash distributed to such Member by the Company (or deemed distributed pursuant to Treasury Regulations Section 1.704-1(b) (2) (iv) (c)), the fair market value of any property distributed to such Member by the Company (net of any liability secured by such property that the Member is considered to assume or take subject to under Code Section 752), such Member’s share of the Net Loss (and all items thereof) of the Company and either such Member’s distributive share of Simulated Losses and Simulated Depletion Deductions or, if the Board of Managers elects to use Actual Depletion Deductions pursuant to Section 1.704-1(b)(2)(iv)(k)(3) of the Treasury Regulations, such Member’s Actual Losses and Actual Depletion Deductions.

(b) If the Company at any time distributes any of its assets in-kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member’s allocable share (as determined under this Article XIII) of the Net Profit or Net Loss that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution, but only to the extent not previously reflected in the Members’ Capital Accounts.

(c) Any adjustments to the tax basis (or Book Value) of Company property under Code Sections 732, 734 or 743 will be reflected as adjustments to the Capital Accounts of the Members, only in the manner and to the extent provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(d) Upon the decision of the Board of Managers, the Capital Accounts of the Members shall be adjusted to reflect a revaluation of Company property to its fair market value on the date of adjustment upon the occurrence of any of the following events:

(i) An increase in any new or existing Member’s Ownership Interest resulting from the contribution of money or property by such Member to the Company,

(ii) Any reduction in a Member’s Ownership Interest resulting from a distribution to such Member in redemption of all or part of its Ownership Interest, unless such distribution is pro rata to all Members in accordance with their respective Ownership Interests, and

(iii) Whenever otherwise allowed under Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

The adjustments to Capital Accounts shall reflect the manner in which the unrealized Net Profit or Net Loss inherent in the property would be allocated if there were a disposition of the Company’s property at its fair market value on the date of adjustment.

(e) For purposes of Sections 13.2(d) through 13.2(i) a Member’s Capital Account shall be reduced by the net adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) which, as of the end of the Company’s taxable year are reasonably expected to be made to such Member, and shall be increased by the sum of (i) any amount which the Member is required to restore to the Company upon liquidation of its Ownership Interest in the Company (or which is so treated pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c)) pursuant to the terms of this Agreement or under state law, (ii) the Member’s share (as determined under Treasury Regulations Section 1.704-2(g)(1)) of Company Minimum Gain, (iii) the Member’s share (as determined under Treasury Regulations Section 1.704-2(i)(5)) of Member Nonrecourse Debt Minimum Gain and (iv) the Member’s share (as determined under Section 752 of the Code) of any recourse indebtedness of the Company to the extent that such indebtedness could not be repaid out of the Company’s assets if all of the Company’s assets were sold at their respective Book Values as of the end of the Fiscal Year or other period and the proceeds from the sales were used to pay the Company’s liabilities. For the purposes of clause (iv) above, the amounts computed pursuant to clause (i) above for each Member shall be considered to be proceeds from the sale of the assets of the Company to the extent such amounts would be available to satisfy (directly or indirectly) the indebtedness specified in clause (iv).

(f) For purposes of computing the Members’ Capital Accounts, Simulated Depletion Deductions, and Simulated Losses shall be allocated among the Members in the same proportions as they (or their predecessors in interest) were allocated the basis of Partnership oil and gas properties pursuant to Code Section 613A(c)(7)(D), the Treasury Regulations thereunder, and Section 1.704-1(b)(4)(v) of the Treasury Regulations. Simulated Gains shall be allocated among the Partners in accordance with their Ownership Percentages. In accordance with Code Section 613A(c)(7)(D) and the Treasury Regulations thereunder and Section 1.704-1(b)(4)(v) of the Treasury Regulations, the adjusted basis of all oil and gas properties shall be shared by the Members in proportion to the Ownership Percentages.

(g) It is the intention of the Members that the Capital Accounts of the Company be maintained strictly in accordance with the Capital Account maintenance requirements of Treasury Regulations Section 1.704-1(b). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations and any amendment or successor provision thereto. The Members agree to make any appropriate modifications if events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(h) A deficit in a Member’s Capital Account shall not be considered an asset of the Company, and no Member shall be obligated to restore or otherwise be responsible for a deficit or negative balance in such Member’s Capital Account.

Section 13.5. Compliance with the Code. It is intended that the tax allocations in this Article XII effect an allocation for federal income tax purposes in a manner consistent with Sections 704 and 706 of the Code and comply with any limitations or restrictions therein. The Board of Managers shall have complete discretion to make the allocations pursuant to this

Article XII and the allocations and adjustments to Capital Accounts in any manner consistent with Sections 704 and 706 of the Code.

XIV. DISTRIBUTIONS

Section 14.1. “Net Cash Flow” Defined. The term “Net Cash Flow” for any fiscal period shall mean all Company cash revenues resulting from the Company’s business less the amount of all expenses, reserves and obligations of the Company (including, without limitation, expenses and obligations to which the assets of the Company are subject even if the expense or obligation was not originally incurred by the Company or assumed by the Company) plus the proceeds of sale (principal and interest), refinancing, condemnation, insurance, or otherwise, less the amount of all expenses and obligations of the Company relating thereto (including, without limitation, expenses and obligations to which the assets of the Company are subject even if the expense or obligation was not originally incurred by the Company or assumed by the Company).

Section 14.2. Distribution of Net Cash Flow. Except as provided in Article XVII, and subject to the last sentence of Section 8.4, Net Cash Flow, if any, shall be distributed to the Members pro rata in accordance with their Ownership Percentages at such time or times as determined by the Board of Managers.

Section 14.3. Amount Withheld. Notwithstanding any other provision of this Agreement to the contrary, the Board of Managers is authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any withholding or other payment requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Company is required to pay to any governmental authority any amount resulting from either the allocation of income or gain or a distribution to any Member (including, without limitation, by reason of Sections 1441, 1442, 1445 or 1446 of the Code), the amount so paid shall be treated as a distribution of cash to the Member and any future distributions to which such Member is entitled shall be reduced to the extent of any amount treated as a distribution pursuant to this Section 14.3. The Capital Account of the Member for which amounts are paid over to a governmental authority pursuant to this Section 14.3 shall be decreased by such amount paid over to the governmental authority. A Member who has had amounts paid over to a governmental authority pursuant to this Section 14.3 shall be entitled to receive any refund of any such tax, penalty, interest or other amount received by the Company on account of amounts paid on behalf of the Member pursuant to this Section 14.3; provided, however, that the amount due such Member shall be reduced by any expenses of the Company incurred in connection with the payment or refund of such tax, penalty, interest or other amount. The Company shall have no duty or obligation to seek to obtain or collect any refund or expend any amount to reduce the amount of any withholding, penalty, interest or other amount otherwise payable to any governmental authority; however, upon request by a Member, the Company shall take reasonable steps to cooperate with the Member on a refund request provided that the Company is reimbursed by the Member for the Company’s costs and expenses arising from such cooperation. If at any time a Member’s interest in the Company is transferred or assigned, the proposed assignee shall certify to non-foreign status prior to the transfer or assignment of the interest. Such certifications shall be made on a form to be provided by the Board of Managers. Each Member shall notify the Company if it becomes either a “Foreign Person”, as defined in Code

Section 1445, or a “Foreign Partner”, as defined in Code Section 1446, within thirty (30) calendar days of such change.

XV. TRANSFER OF INTERESTS

Section 15.1. Transfer Restriction Agreement. Each Member as of the date of this Agreement is also a party to the Transfer Restriction Agreement. As a condition to being admitted as a Member, any other Person must become a party to the Transfer Restriction Agreement, in accordance with the procedures set forth therein. The Transfer Restriction Agreement, a copy of which is attached hereto as Exhibit A, is incorporated by reference in this Agreement as if fully set forth herein and forms a part of this Agreement.

Section 15.2. Transfers of Interests and Admission of New Members. No Member may assign, sell or otherwise transfer by operation of law or otherwise, any of its right, title or interest or any portion thereof in the Company unless such Member shall first comply with the provisions of the Transfer Restriction Agreement applicable to the proposed assignment, sale or transfer. In the event an Affiliate Transfer or a Familial Transfer results in the entirety of a Member’s Ownership Interest in the Company being transferred, then (subject to such transferee’s joining in this Agreement as provided below) such transferee shall be substituted for that Member automatically upon such transfer without the consent of the Members, and shall have all the rights of such Member under this Agreement. In the event of an Affiliate Transfer or a Familial Transfer of the entirety of a Member’s Ownership Interest divided between or among more than one transferee, only one such transferee may become a substituted Member and the remainder of such transferees shall be treated as and have the rights of assignees under the Act. The transferor shall designate in a written notice to the Company and to each other Member which such transferee shall become the substituted Member, and such designated transferee shall (subject to such transferee’s joining in this Agreement as provided below) be substituted for the transferor Member automatically upon such transfer without the consent of the Members with respect to the Ownership Interest transferred to such transferee, and shall have all the rights of such transferring Member under this Agreement. In the event of an Affiliate Transfer or a Familial Transfer of less than the entirety of a Member’s Ownership Interest, such transferee shall not be a substituted Member; but the transferring Member shall remain a Member and retain all rights as a Member under this Agreement. Any other transferee of a Member’s Ownership Interest in the Company shall be admitted to the Company as a substituted Member only if (i) the assignment, sale or other transfer pursuant to which the transferee acquired such Ownership Interest was effected in accordance with the Transfer Restriction Agreement and (ii) “Holder Consent” (as defined in the Transfer Restriction Agreement) of such assignment sale or other transfer has been obtained. If such a transferee is not admitted as a substituted Member under this Article XV, it shall have none of the powers of a Member hereunder but shall, subject to the further provisions hereof, have only such rights of an assignee under the Act as are consistent with this Agreement. Such assignee shall have no voting rights or consent rights (and shall have no power to elect Managers) or any other power to participate in the management of the Company, but shall be subject to the provisions of the Transfer Restriction Agreement including, without limitation, the obligations under Articles II, IV and V thereof, but shall not be entitled to exercise the rights of a party thereto, including, without limitation, under Article III or VI thereof. In the event of any permitted transfer of an interest in the Company pursuant to this Article XV and the Transfer Restriction Agreement, the interest so transferred shall remain subject to all terms and provisions of this Agreement and the Transfer Restriction Agreement, and the transferee shall be deemed, by accepting the interest so transferred, to have assumed all the liabilities and unperformed obligations, under this Agreement, the Transfer Restriction Agreement or otherwise, which are appurtenant to the interest so transferred; shall hold such interest subject to all unperformed obligations of the transferor Member hereunder and under the Transfer Restriction Agreement; and shall agree in writing to the foregoing if requested by the Board of Managers or the Members and shall join in and be bound by the terms of this Agreement. No assignment shall relieve the assignor from its obligations prior to this Agreement or the Transfer Restriction Agreement, except that if the transferee is admitted as a Member, the assignor shall be relieved of obligations hereunder and under the Transfer Restriction Agreement accruing after the admission of the transferee as a Member.

Section 15.3. Securities Laws Restrictions. Notwithstanding any other provision of this Article XV, no transfer of an interest in the Company may be made if the transfer would violate federal or state securities laws.

XVI. BOOKS OF ACCOUNT AND COMPANY RECORDS

Section 16.1. Books of Account. At all times during the continuance of the Company, the Managers shall keep or cause to be kept, full and true books of account in which shall be entered fully and accurately all transactions of the Company.

Section 16.2. Inspection. All of the books of account of the Company, together with an executed copy of this Agreement and any amendments hereto, shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their representatives. Any Member may, at any time and from time to time, at its own expense, cause an audit of the books of the Company to be made by a certified public accountant or other person designated by such Member.

Section 16.3. Fiscal Year and Accounting Method. The fiscal year of the Company shall end on December 31 in each year, and the books of the Company shall be kept on a cash method of accounting by the Board of Managers.

Section 16.4. Financial Reports. For each Fiscal Year during the term hereof, the Board of Managers shall deliver to all the Members, as soon as reasonably practicable after the expiration of such Fiscal Year, an unaudited financial report of the Company, including a balance sheet, profit and loss statement, and a statement showing distributions to the Members and the allocation among the Members of taxable income, gains, losses, deductions and credits of the Company. In addition, the Board of Managers shall cause to be delivered to all the Members monthly unaudited statements of profit and loss prepared on a cash basis, such statements to reflect profit and loss on both a monthly and year-to-date basis. Each such monthly statement shall be so delivered within sixty (60) days after the end of the month to which the statement pertains. An accounting of all items of receipt, income, profit, cost, expense and loss shall also be prepared made by the Board of Managers upon the dissolution of the Company.

Section 16.5. Tax Returns. The Company shall cause all income tax returns to be prepared or reviewed in compliance with this Agreement (in particular the tax allocations in Article XIII hereof) by such firm of independent certified public accountants as shall be selected by the Board of Managers, shall cause such tax returns to be timely filed with the appropriate authorities and shall cause copies thereof and all related matters needed by any Member for the preparation of its tax returns to be promptly delivered to all Members. Copies of such tax returns shall be kept at the principal office of the Company and shall be available for inspection by any Member during normal business hours. The income tax documentation to be generated hereunder shall include any additional information reasonably requested by a Member for the preparation of its return.

Section 16.6. Tax Elections.

(a) In the event of a transfer of all or part of an interest of a Member authorized by this Agreement, the Company shall, upon the request of the transferee, elect pursuant to Section 754 of the Code to adjust the basis of Company property, and any basis adjustment relating to such transfer, whether made under Section 754 of the Code or otherwise, shall be allocated solely to the transferee; provided, however, that each transferee shall pay the additional bookkeeping and accounting costs which result from the basis adjustment pertaining to such transferee. Each of the Members shall supply to the Company upon request the information necessary properly to give effect to such election.

(b) All other federal income tax elections required or permitted to be made by the Company shall be made in such manner as may be agreed upon by the Board of Managers. No Member shall take any action or refuse to take any action which would cause the Company to forfeit the benefits of any tax election previously made or agreed to be made.

Section 16.7. Tax Matters Partner. SAM is hereby designated as the “Tax Matters Partner” of the Company within the meaning of Section 6231(a)(7) of the Code and shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction, or credit for federal income-tax purposes. The Tax Matters Partner shall comply with all statutory provisions of the Code applicable to a “tax matters partner” and shall, without limitation, within thirty (30) calendar days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction, or credit, mail a copy of such notice to each Member.

Section 16.8. Bank Accounts. The funds of the Company shall be deposited in the name of the Company in such bank accounts and with such signatories as shall be selected by the Board of Managers. All deposits, including security deposits, funds required to be escrowed and other funds not currently distributable or needed in the operation of the Company business shall, to the extent permitted by law, be deposited in such interest-bearing bank accounts or invested in such financial instruments (including, without limitation, hedge contracts and commodity contracts) as shall be approved by the Board of Managers.

XVII. DISSOLUTION, WINDING UP AND DISTRIBUTION

Section 17.1. Events of Dissolution. Each of the following shall be an “Event of Dissolution,” and unless the Company and its business is continued pursuant to Section 17.5 hereof, the Company shall be dissolved:

(a) upon the approval by Member Consent of an election to dissolve the Company;

(b) at any time there are no Members, unless the business of the Company is continued pursuant to Section 18-801(4) of the Act; or

(c) upon the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up.

Section 17.2. Dissolution and Winding Up. Notwithstanding any other provision of this Agreement, upon the dissolution of the Company, the Board of Managers (which term, for purposes of this Section and Section 17.4 shall include the respective trustee, receiver or successor, if any, of either or both thereof) shall have the responsibility for expeditiously dissolving and liquidating the Company. They shall promptly proceed to wind up the affairs of the Company and, after payment (or making provision for payment) of liabilities owing to creditors, shall set up such reserves as they deem reasonably necessary or appropriate for any contingent or unforeseen liabilities or obligations of the Company. Said reserves may be paid over to a bank or an attorney-at-law, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations. After paying such liabilities and setting up such reserves, the Board shall cause the remaining net assets of the Company to be paid or distributed to the Members or their assigns in accordance with the positive Capital Account balances of the Members. At the expiration of such period as the Board of Managers may deem advisable, any remaining reserves shall be paid or distributed to the Members or their assigns in the same manner as the preceding sentence. No Member shall receive any additional compensation for any services performed pursuant to this Article XVII.

Section 17.3. Final Statement. Upon the dissolution of the Company, a final certified statement of its assets and liabilities shall be prepared by the Company’s certified public accountants and furnished to the Members within ninety (90) days after such dissolution.

Section 17.4. Distribution In-Kind. If all the Members agree that it shall be impractical to liquidate part or all the assets of the Company, then assets which they agree are not suitable for liquidation may be distributed to the Members in-kind, subject to the order of priority set forth in Section 17.2 hereof and, further, subject to such conditions relating to the management and disposition of the assets distributed as the Board of Managers deems reasonable and equitable. If Company assets are to be distributed in-kind, then prior to any such distribution, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized taxable income, gain, loss and deduction inherent in such property (to the extent that such items have not been previously reflected in the Capital Accounts) would be allocated among the Members if there were a taxable disposition of such property on the date of its distribution for its then fair market value determined mutually by the Members.

Section 17.5. Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XVII, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Event of Dissolution has occurred, the assets of the Company shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, the Company shall be deemed to have contributed its assets in-kind to a new limited liability company, which shall be deemed to have assumed and taken all Company assets subject to all Company liabilities. Immediately thereafter, the Company shall be deemed to have liquidated and distributed the interests in the new limited liability company in-kind to the Members.

XVIII. MISCELLANEOUS

Section 18.1. Execution in Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

Section 18.2. Address and Notice. The address of each Member for all purposes shall be as follows:

If to Vaughn:

3738 Oak Lawn Ave., Suite 101

Dallas, Texas 75219

Attention: Robert C. Vaughn

Telecopy No.: (214) 522-7433

With copies to:

3738 Oak Lawn Ave., Suite 101

Dallas, Texas 75219

Attention: Benny D. Duncan

Telecopy No.: (214) 522-7433

With additional copies to:

Joe Dannenmaier

Thompson & Knight L.L.P.

1700 Pacific Avenue, Suite 3300

Telecopy No.: (214) 969-1751

If to SAM:

3738 Oak Lawn Ave., Suite 300

Dallas, Texas 75219

Attention: H. C. Allen, Jr.

Telecopy No.: (214) 559-0301

With copies to:

Joe Dannenmaier

Thompson & Knight L.L.P.

1700 Pacific Avenue, Suite 3300

Telecopy No.: (214) 969-1751

If to SAOG:

3738 Oak Lawn Ave., Suite 300

Dallas, Texas 75219

Attention: William Casey McManemin

Telecopy No.: (214) 559-0301

With copies to:

Joe Dannenmaier

Thompson & Knight L.L.P.

1700 Pacific Avenue, Suite 3300

Dallas, Texas 75201

Telecopy No.: (214) 969-1751

If to Peak LP:

1919 S. Shiloh Rd.

Suite 600 – LB48

Garland, Texas 75042

Attention: Preston A. Peak

Telecopy No.: (972) 864-9095

With copies to:

Bryan E. Bishop

Locke Liddell & Sapp LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

Telecopy No.: (214) 740-8800

If to Raley GP:

1919 S. Shiloh Rd.

Suite 600 – LB48

Garland, Texas 75042

Attention: James E. Raley

Telecopy No.: (972) 864-9095

With copies to:

Bryan E. Bishop

Locke Liddell & Sapp LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

Telecopy No.: (214) 740-8800

or such other address or addresses of which any Member shall have given the other Members notice. Any notice shall be in accordance with Section 10.1.

Section 18.3. Partition. The Members hereby agree that no Member shall have the right while this Agreement remains in effect to have the assets of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have any Company asset partitioned, and each Member hereby waives any such right. It is the intention of the Members that during the term of this Agreement, the rights of the Members as among themselves shall be governed by the terms of this Agreement.

Section 18.4. Further Assurances. Each Member hereby covenants and agrees to execute and deliver such instruments as may be reasonably requested by any other Member to convey any interest or to take any other action required or permitted under this Agreement.

Section 18.5. Titles and Captions. All article, section, or subsection titles or captions contained in this Agreement or the table of contents hereof are for convenience only and shall not be deemed part of the context of this Agreement.

Section 18.6. Number and Gender of Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

Section 18.7. Entire Agreement. This Agreement contains the entire understanding between and among the Members and supersedes any prior understandings and agreements between and among them respecting the subject matter of this Agreement.

Section 18.8. Amendment. This Agreement may be amended or modified only by a written document executed by such number of the Members as shall constitute Member Consent.

Section 18.9. Exhibits and Schedules. All exhibits and schedules referred to herein are attached hereto and made a part hereof for all purposes.

Section 18.10. Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors, and assigns of the Members.

Section 18.11. Waiver. No failure by any Member to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, agreement, term, or condition. Any Member by the issuance of written notice may, but shall be under no obligation to, waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of any other Member. No waiver shall affect or alter the remainder of this Agreement but each and every covenant, agreement, term, and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

Section 18.12. Remedies. The rights and remedies of the Members set forth in this Agreement shall not be mutually exclusive or exclusive of any right, power or privilege provided by law or in equity or otherwise and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof or of any legal, equitable or other right. Each of the Members confirms that damages at law may be an inadequate remedy for a breach or threatened breach of any provision hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to, or shall limit or affect any rights at law or by statute or otherwise of any Member aggrieved as against another Member for a breach or threatened breach of any provision hereof, it being the intention of this section to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise.

Section 18.13. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, ENFORCED, AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES).

Section 18.14. DISPUTE RESOLUTION.

(a) NEGOTIATION. THE PARTNERS SHALL ATTEMPT TO RESOLVE ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TERMINATION, BREACH, OR VALIDITY OF THIS AGREEMENT, PROMPTLY BY GOOD FAITH NEGOTIATION AMONG EXECUTIVES WHO HAVE AUTHORITY TO RESOLVE THE CONTROVERSY. ANY PARTNER MAY GIVE THE OTHER PARTNERS WRITTEN NOTICE OF ANY DISPUTE NOT RESOLVED IN THE NORMAL COURSE OF BUSINESS. WITHIN 10 DAYS AFTER DELIVERY OF THE NOTICE, THE RECEIVING PARTNER SHALL SUBMIT TO THE OTHERS A WRITTEN RESPONSE. THE NOTICE AND THE RESPONSE SHALL INCLUDE (A) A STATEMENT OF THE PARTNER’S CONCERNS AND PERSPECTIVES ON THE ISSUES IN DISPUTE, (B) A SUMMARY OF SUPPORTING FACTS AND CIRCUMSTANCES AND (C) THE IDENTITY OF THE EXECUTIVE WHO WILL REPRESENT THAT PARTNER AND OF ANY OTHER PERSON WHO WILL ACCOMPANY THE EXECUTIVE. WITHIN 15 DAYS AFTER DELIVERY OF THE ORIGINAL NOTICE, THE EXECUTIVES OF THE PARTNERS SHALL MEET AT A MUTUALLY ACCEPTABLE TIME AND PLACE, AND THEREAFTER AS OFTEN AS THEY REASONABLY DEEM NECESSARY, TO ATTEMPT TO RESOLVE THE DISPUTE. ALL NEGOTIATIONS PURSUANT TO THIS CLAUSE AND CLAUSE (B) BELOW ARE CONFIDENTIAL AND SHALL BE TREATED AS COMPROMISE AND SETTLEMENT NEGOTIATIONS FOR PURPOSES OF APPLICABLE RULES OF EVIDENCE.

(b) MEDIATION. IF A DISPUTE HAS NOT BEEN RESOLVED BY DISCUSSION BETWEEN OR AMONG THE MEMBERS WITHIN 20 DAYS OF THE DISPUTING PARTNERS’ NOTICE, ANY MEMBER MAY BY NOTICE TO THE OTHER MEMBERS WITH WHOM SUCH DISPUTE EXISTS REQUIRE MEDIATION OF THE DISPUTE, WHICH NOTICE SHALL IDENTIFY THE NAMES OF NO FEWER THAN THREE (3) POTENTIAL MEDIATORS. EACH MEMBER AMONG WHOM THE DISPUTE EXISTS WILL IN GOOD FAITH ATTEMPT TO AGREE UPON A MEDIATOR AND AGREES TO PARTICIPATE IN MEDIATION OF THE DISPUTE IN GOOD FAITH. IF THE PARTIES ARE UNABLE TO AGREE

UPON A MEDIATOR WITHIN FIFTEEN (15) DAYS AFTER SUCH NOTICE, THE MEMBERS AGREE TO PROCEED TO MEDIATION UNDER THE COMMERCIAL MEDIATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION IN EFFECT ON THE DATE OF THIS AGREEMENT. IF SUCH DISPUTE SHALL NOT HAVE BEEN RESOLVED BY MEDIATION WITHIN THE TIME PERIOD SPECIFIED N SUBSECTION (C) BELOW, ARBITRATION MAY BE INITIATED PURSUANT TO SUBSECTION (C) BELOW. ALL EXPENSES OF THE MEDIATOR SHALL BE EQUALLY SHARED BY THE MEMBERS AMONG WHOM THE DISPUTE EXISTS.

(c) BINDING ARBITRATION.

(i) ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION, OR VALIDITY OF THE AGREEMENT WHICH HAS NOT BEEN RESOLVED BY MEDIATION WITHIN 30 DAYS OF THE INITIATION OF SUCH PROCEDURE, OR WHICH HAS NOT BEEN RESOLVED PRIOR TO THE TERMINATION OF MEDIATION, SHALL BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) IN EFFECT ON THE DATE OF THIS AGREEMENT. IF A PARTY TO A DISPUTE FAILS TO PARTICIPATE IN MEDIATION, THE OTHERS MAY INITIATE ARBITRATION BEFORE EXPIRATION OF THE ABOVE PERIOD. IF THE AMOUNT OF THE CLAIM ASSERTED BY ANY PARTY IN THE ARBITRATION EXCEEDS $1,000,000, THE PARTNERS AGREE THAT THE AMERICAN ARBITRATION ASSOCIATION OPTIONAL PROCEDURES FOR LARGE, COMPLEX COMMERCIAL DISPUTES WILL BE APPLIED TO THE DISPUTE.

(ii) THE AAA SHALL SUGGEST A PANEL OF ARBITRATORS, EACH OF WHOM SHALL BE KNOWLEDGEABLE WITH RESPECT TO THE SUBJECT MATTER OF THE DISPUTE. ARBITRATION SHALL BE BEFORE A SOLE ARBITRATOR IF THE DISPUTING PARTNERS AGREE ON THE SELECTION OF A SOLE ARBITRATOR. IF NOT, ARBITRATION SHALL BE BEFORE THREE INDEPENDENT AND IMPARTIAL ARBITRATORS, ALL OF WHOM SHALL BE APPOINTED BY THE AAA IN ACCORDANCE WITH ITS RULES.

(ii) THE PLACE OF ARBITRATION SHALL BE DALLAS, TEXAS.

(iii) THE ARBITRATOR(S) ARE NOT EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES.

(iv) THE AWARD RENDERED BY THE ARBITRATORS SHALL BE IN WRITING AND SHALL INCLUDE A STATEMENT OF THE FACTUAL BASES AND THE LEGAL CONCLUSIONS RELIED UPON BY

THE ARBITRATORS IN MAKING SUCH AWARD. THE ARBITRATORS SHALL DECIDE THE DISPUTE IN COMPLIANCE WITH THE APPLICABLE SUBSTANTIVE LAW AND CONSISTENT WITH THE PROVISIONS OF THE AGREEMENT, INCLUDING LIMITS ON DAMAGES. THE AWARD RENDERED BY THE ARBITRATOR(S) SHALL BE FINAL AND BINDING, AND JUDGMENT UPON THE AWARD MAY BE ENTERED BY ANY COURT HAVING JURISDICTION THEREOF.

(v) ALL MATTERS RELATING TO THE ENFORCEABILITY OF THIS ARBITRATION AGREEMENT AND ANY AWARD RENDERED PURSUANT TO THIS AGREEMENT SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT, 9 U.S.C. § 1-16. THE ARBITRATOR(S) SHALL APPLY THE SUBSTANTIVE LAW OF THE STATE OF DELAWARE, EXCLUSIVE OF ANY CONFLICT OF LAW RULES.

(vi) EACH PARTNER IS REQUIRED TO CONTINUE TO PERFORM ITS OBLIGATIONS UNDER THIS CONTRACT PENDING FINAL RESOLUTION OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS CONTRACT, UNLESS TO DO SO WOULD BE IMPOSSIBLE OR IMPRACTICABLE UNDER THE CIRCUMSTANCES.

(vii) NOTHING IN THIS SECTION 18.14 SHALL LIMIT THE PARTNERS’ RIGHTS TO OBTAIN PROVISIONAL, ANCILLARY OR EQUITABLE RELIEF FROM A COURT OF COMPETENT JURISDICTION.

(d) EXPENSES. EACH PARTY SHALL PAY ITS OWN EXPENSES OF ARBITRATION AND THE EXPENSES OF THE ARBITRATORS SHALL BE EQUALLY SHARED; PROVIDED, HOWEVER, IF IN THE OPINION OF THE ARBITRATORS ANY CLAIM BY EITHER PARTY HEREUNDER OR ANY DEFENSE OR OBJECTION THERETO BY THE OTHER PARTY WAS UNREASONABLE AND NOT MADE IN GOOD FAITH, THE ARBITRATORS MAY ASSESS, AS PART OF THE AWARD, ALL OR ANY PART OF THE ARBITRATION EXPENSE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) OF THE OTHER PARTY AND OF THE ARBITRATORS AGAINST THE PARTY RAISING SUCH UNREASONABLE CLAIM, DEFENSE, OR OBJECTION. NOTHING HEREIN SET FORTH SHALL PREVENT THE PARTIES FROM SETTLING ANY DISPUTE BY MUTUAL AGREEMENT AT ANY TIME.

Section 18.15. WAIVER. EACH MEMBER WAIVES ANY RIGHT THAT THE MEMBER MAY HAVE TO COMMENCE ANY ACTION IN ANY COURT WITH RESPECT TO ANY DISPUTE AMONG THE MEMBERS RELATING TO OR ARISING UNDER THIS AGREEMENT OR THE RIGHTS OR OBLIGATIONS OF ANY MEMBER HEREUNDER, OTHER THAN AN ACTION BROUGHT TO ENFORCE THE ARBITRATION PROVISIONS OF SECTION 18.14 HEREOF. THE MEMBERS AGREE THAT ANY SUCH ACTION SHALL BE BROUGHT (AND VENUE FOR ANY SUCH ACTION SHALL BE APPROPRIATE) IN DALLAS, TEXAS.

Section 18.16. U.S. Dollars. Any reference in this Agreement to “dollars,” “funds” or “sums” or any amounts denoted with a “$” shall be references to United States dollars.

[Following are the signature pages.]

IN WITNESS WHEREOF, the undersigned parties have executed this Amended and Restated Limited Liability Company Agreement effective as of 12:02 a.m. the 1st day of February, 2003.

SAM PARTNERS, LTD.

By:	SAM Partners Management, Inc., its general partner

	By:	/s/ H.C. ALLEN, JR.
H.C. Allen, Jr., Secretary

VAUGHN PETROLEUM, LTD.

By:	VPL (GP), LLC, its general partner

	By:	/s/ ROBERT C. VAUGHN
Name: Robert C. Vaughn
Title: Manager

SMITH ALLEN OIL & GAS, INC.

By:	/s/ WILLIAM CASEY MCMANEMIN
William Casey McManemin, Vice President

PRESTON A. PEAK LIMITED PARTNERSHIP, A Texas limited partnership

By:	Peak GP LLC, a Texas limited liability company, its General Partner

	By:	/s/ PRESTON A. PEAK
Preston A. Peak, its manager

YELAR PARTNERS, L.L.P. a Delaware limited liability partnership

By:	YELAR LLC, a Delaware limited liability company, its General Partner

By:	/s/ JAMES E. RALEY
James E. Raley, its Manager

And joined in for the limited purpose of agreeing to the substitution of Peak LP as a Member of the Company in lieu of P.A. Peak, Inc.:

P.A. Peak, Inc., a Delaware corporation

By:	/s/ PRESTON A. PEAK
Preston A. Peak, President

EXHIBIT A

Transfer Restriction Agreement

1

SCHEDULE I

Capital Contributions Under Original Agreement

Vaughn	$2.46
SAM	2.46
SAOG	2.40
Peak LP	2.34
Raley GP	2.34

$12.00